Exhibit 10.16

EXECUTION COPY

AMENDED AND RESTATED CONSULTING AGREEMENT (the “Agreement”) dated as of November 16, 2016, between Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), and James M. McNamara (“Consultant”).

WHEREAS, Consultant currently provides consulting services for the Company;

WHEREAS, the Company and Consultant are parties to a Consulting Agreement, dated as of June 20, 2013 and effective as of April 9, 2013 (the “Original Consulting Agreement”);

WHEREAS, the parties desire to amend and restate the Original Consulting Agreement such that Consultant’s provision of services to the Company continues on the terms and conditions set forth herein, effective as of April 9, 2016; and

WHEREAS Consultant’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants herein, is a material inducement to the Company’s willingness to grant stock options and restricted stock to Consultant and the Company would not otherwise grant such stock options and restricted stock to Consultant if Consultant did not agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.             Term.  (a)  Subject to earlier termination pursuant to Section 4, the term of this Agreement shall be effective as of April 9, 2016 (the “Effective Date”), and shall continue until the three (3) year anniversary of the Effective Date.  The period of time from the Effective Date through the termination of this Agreement is hereinafter referred to as the “Term”.

(b)           For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

“Plan” means the Hemisphere Media Group, Inc. Amended and Restated 2013 Equity Incentive Plan.

2.             Services; Place of Engagement; Independent Contractor Status.  (a) During the Term, Consultant agrees to provide the Company with the services set forth and described on Exhibit A to this Agreement (the “Services”).  Consultant hereby agrees to perform the Services upon the terms and conditions of this Agreement.  During the Term, Consultant shall use Consultant’s good faith efforts to faithfully and diligently perform the Services and shall not act in any capacity that is in conflict with Consultant’s Services hereunder.  During the Term, Consultant shall report directly to the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company.  Consultant agrees that he will comply with the Company’s established policies, protocols and security requirements of which Consultant is aware.

(b)           Consistent with and subject to Consultant’s duties and obligations under this Agreement, Consultant may perform services for, or accept engagements by, additional persons or entities as Consultant sees fit; provided that Consultant’s provision of the Services hereunder shall be his first priority vis-à-vis such other persons or entities; provided, further, that during the Term, Consultant will not, directly or indirectly, be employed by or otherwise render services to any person or entity that competes with the Company or any of its subsidiaries as provided in Section 5 hereof, or that materially interferes with the provision of the Services by Consultant.

(c)           Consultant acknowledges that Consultant’s duties and responsibilities shall require Consultant to travel on business to the extent necessary to fully perform Consultant’s duties and responsibilities hereunder, and in connection therewith, Consultant shall visit any reasonable location, to provide the Services hereunder.

(d)           Consultant acknowledges that (i) Consultant is an independent contractor of the Company and not an employee of the Company or any of its Affiliates, and nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent or employment relationship between the Company or any of its Affiliates, on the one hand, and Consultant, on the other hand, (ii) other than in his capacity as a member of the Board, Consultant shall not have any right to act for, represent or otherwise bind the Company or any of its Affiliates in any manner and (iii) except as otherwise provided herein, neither Consultant nor any of his employees or service providers shall be entitled to participate in any employee benefit plans or programs of the Company or any of its Affiliates.

3.             Consulting Fees; Other Compensation.  During the Term, for all Services rendered under this Agreement, Consultant shall receive the Consulting Fees and other remuneration as set forth on Exhibit B to this Agreement, in accordance with the documentation and payment terms set forth on Exhibit B.

4.             Termination of Services.

(a)           Consultant’s Services may be terminated by either party at any time and for any reason or no reason upon at least 30 days advance written notice to the other party hereto; provided, however, that the Company may terminate this Agreement immediately for Cause.  Notwithstanding the foregoing, Consultant’s services shall automatically terminate upon Consultant’s death.

(b)           Except as otherwise provided herein, upon termination of Consultant’s services hereunder, the Company shall have no further obligation to provide compensation to Consultant hereunder except for payment of any accrued but unpaid Consulting Fees and reimbursement for any reasonable out of pocket expenses properly incurred in connection with the Services through the date Consultant’s Services are terminated.

(c)           (i)  In the event that the Consultant’s Services are terminated by the Company for any reason other than death, Disability or Cause, or in the event that Consultant terminates the Services with Good Reason, Consultant shall be entitled to receive (i) a lump sum payment equal to the remaining amount of Consulting Fees owed to Consultant through the end of the Term (the “Severance Amount”); provided that the Severance Amount shall in no event be greater than one and a half times (1.5x) the annual Consulting Fee and (ii) continue to receive the Health Benefit Coverage through the end of the Term.  The Option (as defined below) shall be treated in accordance with its terms.

(ii)           Any payments or benefits under Section 4(c)(i) shall be (A) conditioned upon Consultant having provided an irrevocable waiver and general release of claims in favor of the Company, its respective Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”) substantially in a form attached hereto as Exhibit C (the “Release”) that has become effective in accordance with its terms, (B) subject to Executive’s continued compliance with the applicable terms of this Agreement and (C) subject to Section 26.

(iii)          Notwithstanding anything herein to the contrary, the amount of any payment or benefit provided for in this Section 4 shall not be reduced, offset or subject to recovery by the Company or any of its subsidiaries or affiliates by reason of any compensation earned by Consultant as the result of employment by another employer after the Term terminates for any reason. In addition, Consultant shall be under no obligation to seek other employment or to take any other actions to mitigate the amounts payable under this Section 4.

(iv)          For purposes of this Agreement, “Cause” shall mean that Consultant has (A) engaged in or committed willful misconduct; (B) engaged in or committed theft, fraud or other felonious, tortious or grossly negligent conduct; (C) refused or demonstrated an unwillingness to substantially perform the Services after written demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Consultant has not substantially performed the Services; (D) refused or demonstrated an unwillingness to reasonably cooperate in good faith with any Company or government investigation or provide testimony therein (other than such failure resulting from Consultant’s disability); (E) engaged in or committed any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company; (F) willfully violated his fiduciary duty or his duty of loyalty to the Company in any material respect; (G) used alcohol or drugs (other than drugs prescribed to Consultant by a physician and used by Consultant for their intended purpose for which they had been prescribed) in a manner which materially and repeatedly interferes with the performance of his duties hereunder or which has the effect of materially injuring the reputation or business of the Company; or (H) engaged in or committed a breach of any other term of this Agreement, and not cured such breach within ten (10) days following the delivery by the Company to Consultant of notice of such breach (provided that no cure period shall be required for a breach which by its nature cannot be cured). For purposes of the above clauses (A), (E) and (F) of this Section 4(c)(iv) no act, or failure to act, on Consultant’s part shall be considered willful unless done or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Services shall not be deemed to have been terminated for Cause without delivery to Consultant of a resolution duly adopted by the Board (excluding Consultant) stating that, in the good faith opinion of such Board, Cause exists and specifying the particulars thereof.

(v)           For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without  the written consent of Consultant, unless such event is rescinded within thirty (30) days after Consultant notifies the Company that Consultant objects thereto: (A) any reduction in Consultant’s payments or benefits set forth on Exhibit B; or (B) any other material default by the Company of its obligations to Consultant hereunder.

(vi)          For purposes of this Agreement, “Disability” means, as a result of Consultant’s incapacity due to physical or mental illness, Consultant shall have been unable to perform the Services, even with reasonable accommodation that does not impose an undue hardship on the  Company, on a fifteen hours per week basis for the entire period of three (3) consecutive months, and within thirty (30) days after the later of such three (3) consecutive months without Consultant’s Services and written notice of termination is given (which may occur before or after the end of such three month period), shall not have returned to the performance of his duties hereunder on a fifteen hours per week basis.

(vii)         Upon termination of Consultant’s Services for any reason, upon the Company’s request Consultant agrees to resign, as of the date of such termination of Services or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company) to the extent Consultant is then serving thereon.

5.             Noncompetition and Nonsolicitation.  For purposes of Sections 5, 6, 7, 8, 9, 10 and 11 of this Agreement, references to the Company shall include its subsidiaries.

(a)           Consultant agrees that Consultant shall not, during the Term (the “Non-Compete Period”), directly or indirectly, without the prior written consent of the Company:  (A) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) anywhere in the world that are principally or primarily in the business of producing Spanish language media content, or owning or operating Hispanic television networks (“Competitive Activities”); provided, that, Competitive Activities shall not include film-making, or (B) assisting any Person in any way to do, or attempt to do, anything prohibited by this Section 5(a)(A) above.

(b)           Consultant agrees that Consultant shall not, during the Term and during the one-year period following termination of service (such collective duration, the “Non-Solicit Period,” and together with the Non-Compete Period, the “Restriction Period”), directly or indirectly, without the prior written consent of the Company perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company, including (A) soliciting or encouraging (or attempting to solicit or encourage) any employee of the Company to leave the employment of the Company; (B) intentionally interfering with the relationship of the Company with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company; or (C) assisting any Person in any way to do, or attempt to do, anything prohibited by Section 5(b) (A) or (B) above.

The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period in which Consultant is in violation of the provisions of this Section 5(a).

(c)           The provisions of Section 5(a) shall not be deemed breached as a result of Consultant’s passive ownership of less than an aggregate of 5% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Consultant does not actively participate in the business of such Person.

(d)           Without limiting the generality of Section 11, notwithstanding the fact that any provision of this Section 5 is determined not to be specifically enforceable, the Company may nevertheless be entitled to recover monetary damages as a result of Consultant’s material breach of such provision.

(e)           Consultant acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.  Consultant acknowledges that Consultant is being provided with significant additional consideration (to which Consultant is not otherwise entitled), including stock options and restricted stock, to induce Consultant to enter into this Agreement.  Consultant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.  Consultant further acknowledges that although Consultant’s compliance with the covenants contained in Sections 5, 6, 7, 8 and 9 may prevent Consultant from earning a livelihood in a business similar to the business of the Company, Consultant’s experience and capabilities are such that Consultant has other opportunities to earn a livelihood and adequate means of support for Consultant and Consultant’s dependents.

6.             Nondisclosure of Confidential Information.  (a)           Consultant acknowledges that Consultant is and shall become familiar with the Company’s Confidential Information, including trade secrets, and that Consultant’s services are of special, unique and extraordinary value to the Company.  Consultant acknowledges that the Confidential Information obtained by Consultant while providing services to the Company is the property of the Company.  Therefore, Consultant agrees that Consultant shall not disclose to any unauthorized Person or use for Consultant’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Consultant’s acts or omissions in violation of this Agreement; provided, however, that if Consultant receives a request to disclose Confidential Information pursuant to a deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) Consultant shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Consultant shall disclose only that portion of the Confidential Information which, in the written advice of Consultant’s legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)           For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Consultant’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Consultant prior to Consultant’s involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by Consultant of this Agreement).  Without limiting the foregoing, Consultant agrees to keep confidential the existence of, and any information concerning, any dispute between Consultant and the Company, except that Consultant may disclose information concerning such dispute to his immediate family, to the court that is considering such dispute or to Consultant’s legal counsel and other professional advisors (provided that such counsel and other advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)           Except as expressly set forth otherwise in this Agreement, Consultant agrees that Consultant shall not disclose the terms of this Agreement, except to Consultant’s  immediate family and Consultant’s financial and legal advisors, or as may be required by law or ordered by a court.  Consultant further agrees that any disclosure to Consultant’s financial or legal advisors shall only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d)           Consultant further agrees that Consultant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Consultant has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom Consultant has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

7.             Return of Property.  Consultant acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Consultant as a consultant of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and Consultant shall immediately return such property to the Company upon the termination of Consultant’s services and, in any event, at the Company’s request.  Consultant further agrees that any property situated on the premises of, and owned by, the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

8.             Intellectual Property Rights.  (i)  Consultant agrees that the results and proceeds of Consultant’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed as a consultant of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Consultant, either alone or jointly with others in the performance of Consultant’s Services for the Company (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Consultant whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Consultant hereby irrevocably assigns and agrees to assign any and all of Consultant’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Consultant whatsoever.  As to any Invention that Consultant is required to assign, Consultant shall promptly and fully disclose to the Company all information known to Consultant concerning such Invention.

(b)           Consultant agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Consultant shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments.  To the extent Consultant has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Consultant unconditionally and irrevocably waives the enforcement of such Proprietary Rights.  This Section 8(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s engagement of the Consultant.  Consultant further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Consultant shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries.  Consultant shall execute, verify and deliver such documents and perform such other acts consistent herewith (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.  In addition, Consultant shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees.  Consultant’s obligations under this Section 8 shall continue beyond the termination of Consultant’s services with the Company.

(c)           Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

9.             Nondisparagement.  Consultant shall not, whether in writing or orally, malign, denigrate or disparage the Company or its predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair Consultant from otherwise testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements.  The Company shall not, and shall instruct its senior executives not to, whether in writing or orally, malign, denigrate or disparage Consultant, or otherwise publish (whether in writing or orally) statements that tend to portray Consultant  in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair the Company or any such executives from testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements.

10.          [Intentionally omitted].

11.          Remedies and Injunctive Relief.  Consultant acknowledges that a violation by Consultant of any of the covenants contained in Section 5, 6, 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, Consultant agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to seek injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 5, 6, 7, 8 or 9 in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

12.          Indemnification and Insurance.  (a)  The Company shall defend, indemnify and hold Consultant harmless for acts and omissions in Consultant’s capacity as a consultant of the Company and/or member of the Board to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Consultant for any losses incurred by Consultant as a result of any acts that would constitute Cause hereunder.

(b)           During the Term and for a period of three (3) years following the termination of the Term, a directors’ and officers’ liability insurance policy (or policies), an errors and omissions liability insurance policy (or policies) and a general liability insurance policy (or policies) (together, the “Insurance Policies”) shall be kept in place providing coverage to Consultant that is no less favorable to him in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.  Following the Company’s receipt of written request from Consultant (provided that Consultant shall be limited to one written request per calendar year), the Company shall provide Consultant with copies of certificates or other documentation evidencing coverage of Consultant under the Insurance Policies consistent with its obligations under this Section 12(b).

13.          Representations of Consultant; Advice of Counsel.  (a)  Consultant represents, warrants and covenants that as of the date hereof:  (i) Consultant has the full right, authority and capacity to enter into this Agreement and perform Consultant’s obligations hereunder, (ii) Consultant is not bound by any agreement that conflicts with or prevents or restricts the full performance of Consultant’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Consultant is subject.

(b)           Consultant represents that, prior to execution of this Agreement, Consultant has been advised by an attorney of Consultant’s own selection regarding this Agreement. Consultant acknowledges that Consultant has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  Consultant further represents that in entering into this Agreement, Consultant is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Consultant is relying only upon Consultant’s own judgment and any advice provided by Consultant’s attorney.

14.          Cooperation.  Consultant agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Consultant shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any of Consultant and the Company, its respective Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Consultant’s provision of services to the Company and its Affiliates as to which Consultant may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of services, the Company shall reimburse Consultant for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Consultant’s services shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Consultant’s business or personal affairs.

15.          Taxes; Offsets.  The Consultant shall be responsible for the payment of its portion of any and all required federal, state, local and foreign taxes (including self-employment taxes) incurred, or to be incurred, in connection with any amounts payable to the Consultant under this Agreement, and Consultant hereby agrees to indemnify and hold harmless the Company and its affiliates in relation to the payment of any and all withholding taxes, employee social security, employee national insurance, disability, unemployment taxes and such other federal, state, local and foreign taxes due in any country, tax withholding and tax deductions, and any interest and penalties applied thereon, on any earnings, payments or other compensation made with respect to this Agreement and the Services provided hereunder.  The Company may offset any amounts due and payable by Consultant to the Company or its affiliates against any amounts the Company owes Consultant hereunder and shall provide Consultant with an accounting thereof concurrently with any such offset.

16.          Assignment.  (a)  This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Consultant, and any assignment in violation of this Agreement shall be void.  The Company may assign this Agreement, and its rights and obligations hereunder, to any of its Affiliates.

(b)           This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Consultant’s death, Consultant’s estate and heirs in the case of any payments due to Consultant hereunder).

(c)           Consultant acknowledges and agrees that all of Consultant’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

17.          Governing Law; No Construction Against Drafter.  This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.  No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

18.          Consent to Jurisdiction; Waiver of Jury Trial.  (a)  Except as otherwise specifically provided herein, Consultant and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, if subject matter jurisdiction in that court is not available, in any state court located within the State of Delaware) over any dispute arising out of or relating to this Agreement.  Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 18(a); provided, however, that nothing herein shall preclude the Company or the Consultant from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 18 or enforcing any judgment obtained by the Company or the Consultant.

(b)           The agreement of the parties to the forum described in Section 18(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 18(a), and the parties agrees that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 18(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)           The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 23.

(d)           Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 18(d).

(e)           Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

19.          Amendment; No Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Consultant and a duly authorized officer of the Company (other than Consultant).  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

20.          Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, however, that if any term or provision of Section 5, 6, 7, 8 or 9 is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect to the fullest extent permitted by law; provided further, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 5, 6, 7, 8 or 9 (whether in whole or in part) is void or constitutes an unreasonable restriction against Consultant, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.  Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21.          Entire Agreement.  This Agreement, including the Exhibits hereto, constitutes the entire agreement and understanding between the Company and Consultant with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Consultant and the Company  and the Company’s subsidiaries, relating to such subject matter, including, without limitation, that certain Consulting Agreement, by and between Consultant and Cine Latino, Inc. dated as of May 1, 2008 and any agreements or understandings with respect to the issuance of any equity securities in the Company or any of the Company’s subsidiaries.  None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

22.          Survival.  The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Consultant’s services hereunder or any settlement of the financial rights and obligations arising from Consultant’s services hereunder, to the extent necessary to preserve the intended benefits of such provisions.

23.          Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or electronic image scan (pdf) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, facsimile or pdf  or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or email addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	Hemisphere Media Group, Inc.
4000 Ponce de Leon Blvd, Suite 650
Coral Gables, FL 33146
Attention: Alan J. Sokol
Fax: (305) 421-6389
Email: asokol@hemispheretv.com

With a copy (which shall not constitute notice hereunder) to each of:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Fax: (212) 757-3990
Attention: Jeffrey D. Marell, Esq.
Email: jmarell@paulweiss.com

and

Hemisphere Media Group, Inc.
4000 Ponce de Leon Blvd, Suite 650
Coral Gables, FL 33146
Attention: Alex J. Tolston, Esq.
Fax: (305) 421-6389
Email: atolston@hemispheretv.com

If to Consultant:	James M. McNamara
At the most recent address and fax or email in Company personnel records

With a copy (which shall not constitute notice) to:

Del, Shaw, Moonves, Tanaka, Finkelstein & Lezcano
2120 Colorado Avenue, Suite 200
Santa Monica, CA 90404
Attention: Jeffrey S. Finkelstein, Esq.
Fax: (310) 979-7999
Email: jfinkelstein@DSMTFL.com

Notices delivered by facsimile or pdf shall have the same legal effect as if such notice had been delivered in person.

24.          Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

25.          Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original,

but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

26.          Section 409A.

(a)           For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.  The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.  Notwithstanding the foregoing, the Company shall not be liable to, and the Consultant shall be solely liable and responsible for, any taxes or penalties that may be imposed on such Consultant under Section 409A of the Code with respect to Consultant’s receipt of payments hereunder.

(b)           Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Consultant is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Consultant is employed by a public company or a controlled group affiliate thereof:  no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Consultant prior to the date that is six (6) months after the date of Consultant’s separation from service or, if earlier, Consultant’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)           Any payment or benefit due upon a termination of Consultant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Consultant 61 days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h); provided that Consultant executes if required by Section 4(c)(ii), the release described therein, within 60 days following his “separation from service.”  Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A.  For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Consultant’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)           Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Consultant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Consultant’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Consultant’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Consultant incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

HEMISPHERE MEDIA GROUP, INC.

By:	/s/ Alan J. Sokol
Name: Alan J. Sokol
Title: President and Chief Executive Officer

JAMES M. MCNAMARA

/s/ James M. McNamara

EXHIBIT A

SERVICES

•                  Consultant shall dedicate an average of fifteen hours a week to providing to the Company the following services: (A) the development, production and maintenance of programming; affiliate relations; identification and negotiation of carriage opportunities; and the development, identification and negotiation of new business initiatives, including sponsorship, new channels, direct-to-consumer products (e.g., DVDs and downloads) and other interactive initiatives, and (B) Consultant shall be available to consult as to WAPA Holdings, LLC (“WAPA”), as reasonably requested by the Board, for so long as WAPA is Controlled by the Company.

•                  In addition to the average of fifteen hours per week for the duties set forth above, (a) Consultant shall serve as Vice Chairman of the Board, and (b) unless otherwise instructed by the Company, Consultant shall make no fewer than one trip every fiscal quarter of Cine Latino, Inc. to Mexico City to visit MVS Cine Latino, S.A. de C.V. (“MVS”) and to observe the provision of services by MVS under the Support Agreement between MVS and Cine Latino, Inc. dated as of August 2, 2007, as amended from time to time, the Satellites Services Agreement between MVS and Cine Latino, Inc., dated as of August 2, 2007, as amended from time to time, and any other agreements that are or may be entered into between the Company (or any of its affiliates) and MVS during the Term.

EXHIBIT B

CONSULTING FEES AND PAYMENT TERMS

1.              Base Fees.  For all Services to be performed hereunder (including Consultant’s service on the Board), Consultant shall receive an annual consulting fee equal to $175,000 payable in equal monthly installments in arrears in accordance with the Company’s payroll policies.

2.              Bonus.  Consultant shall be eligible to receive a discretionary annual bonus equal to $50,000.

3.              Health Insurance.  During the Term, the Company shall pay on behalf of Consultant the premiums for  the cost of health benefits for the Consultant, Consultant’s spouse and dependents under the Company’s group health plan subject to availability of coverage under the Company’s group health plan; provided, that, if such coverage is not available under the Company’s group health plan then the Company shall reimburse Consultant for the premiums paid by Consultant for comparable health insurance (the “Health Benefit Coverage”).

4.              Equity.  As promptly as practicable following the execution of this Agreement, the Company will grant Consultant (i) an option (the “Option”) to purchase 100,000 shares of Company common stock (“Stock”), and (ii) 25,000 restricted shares of Stock (“Restricted Stock” and together with the Option, the “Equity Awards”), each pursuant to, and subject to, the terms of the Plan and a form of award certificate attached hereto as Exhibit D and the restricted stock certificate attached hereto as Exhibit E.   Each share of Stock subject to the Option shall have an exercise price equal to the fair market value of a share of Stock on the date of grant, and the Equity Awards will vest in 3 equal annual installments on the first 3 anniversaries of April 9, 2016.  Notwithstanding Section 4 in that certain Nonqualified Stock Option Award Agreement by and between the Company and Consultant, effective May 16, 2013 (the “Initial Option Agreement”) and Section 4 in that certain Nonqualified Stock Option Award Agreement, effective November 16, 2016 (the “Current Option Agreement” and together with the Initial Option Agreement, the “Option Agreements”), if the Consultant’s Services with the Company and all Affiliates is terminated upon the expiration of the Term (and Consultant does not engage in any Competitive Activities during the Term and during the one-year period following termination of service), the stock options granted pursuant to the Option Agreements shall expire  on the earlier of (A) the last day of the Option Period (as defined in each Option Agreement, as applicable for each particular grant) or (B) the date that is one year after the date of Consultant’s termination.

5.              Office Space; Parking.  During the Term, the Company shall make available to Consultant appropriately furnished and equipped office space and related office services at the Company’s executive offices on a rent-free basis, and shall reimburse Consultant and his executive assistant for parking expenses in connection with the performance of Services at the Company’s executive offices in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

6.              Business Expense Reimbursements.  During the Term, the Company shall promptly reimburse Consultant for Consultant’s reasonable and necessary business expenses (including, e.g., business travel incidentals, such as meals) incurred in connection with the Services provided hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).  Notwithstanding the foregoing, the following policies shall apply with respect to travel and related expenses in connection with the Services provided hereunder: Consultant shall be entitled, at the Company’s expense, to (A) “Business” class travel unless traveling with an employee or director of the Company traveling “first” class at the Company’s expense, in which case, first” class travel, (B) private “first” class hotel accommodations, and (C) use, and shall use, the Company’s recommended vendors for any transportation between airports, hotels and other locations in which the Services will be performed.

For purposes of this Agreement, the Base Fees are referred to as “Consulting Fees”.